                                                                    NEWS RELEASE

[PondelWilkinson MS&L Logo] Los Angeles
Corporate and Investor Relations

New York                CONTACTS:      David Friedensohn, CEO
Atlanta                                BigStar Entertainment, Inc.
Boston                                 (212) 981-6300
Portland
                                       Gary S. Maier/Angie H. Yang
12100                                  PondelWilkinson MS&L
Wilshire Boulevard                     (310) 207-9300
Suite 400                              investor@pondel.com
Los Angeles
California
90025                       BIGSTAR ENTERTAINMENT RAISES STOCK BUYBACK
                                 AUTHORIZATION TO THREE MILLION
Telephone:
(310) 207 9300         - REPURCHASES 1.4 MILLION SHARES; RESIGNATION OF
                         VALUEVISION EXECUTIVE FROM BOARD -
Fax:
(310) 207 5444         NEW YORK, NY - February 23, 2001 - BigStar Entertainment,
                       Inc. (OTC BB: BGST) today announced its board of
Web Address            directors has authorized the repurchase of an additional
www.pondel.com         one million shares of the company's outstanding common
                       stock. The common stock may be repurchased from time to time in privately negotiated transactions or in the open market at varying prices depending on market conditions and other factors.

                            The board previously authorized the repurchase of up
                       to two million shares in December 2000, of which approximately 800,000 shares had been repurchased.

                            The company also announced it has repurchased
                       approximately 1.4 million shares from ValueVision International Inc. (Nasdaq: VVTV). Both companies have also agreed to discontinue their marketing agreement, including the production of "The BigStar Show".

                            Concurrently, the company said that Nathan Fagre,
                       Senior Vice President and General Counsel of ValueVision, has resigned from BigStar's board of directors.

                            BigStar Entertainment now has approximately eight
                       million common shares outstanding following the repurchase of shares from ValueVision.

                       ABOUT BIGSTAR ENTERTAINMENT

                            BigStar Entertainment, Inc. operates bigstar.com a
                       leading Shop-A-Tainment(TM) destination site, based on internal analysis of traffic, sales and other metrics. Bigstar.com is exclusively dedicated to filmed entertainment products, selling over 45,000 videos and digital video discs (DVDs). BigStar's offering of more than 8,000 movie trailers, served through its BigStar Broadband Theater, is among the largest on the Internet.

                                     # # #